EXHIBIT 10.1


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                           GLOBAL MAINTECH CORPORATION

                         INFINITE GRAPHICS INCORPORATED
                           LICENSE AND ASSET PURCHASE


                                FEBRUARY 27, 1998

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                               TABLE OF CONTENTS

                                                                      Tab No.
                                                                      -------

License and Asset Purchase Agreement                                     1

Bill of Sale and Assignment of Assets                                    2

License Agreement                                                        3

Assignment of Assumed Contracts                                          4

Minnesota Long Form Good Standing Certificate of
     Infinite Graphics Incorporated                                      5

Articles of Incorporation of Infinite Graphics Incorporated
     Certified by the Secretary of State of Minnesota                    6

Resolutions of the Board of Directors of
     Infinite Graphics Incorporated                                      7

Resolutions of the Board of Directors of
     Global MAINTECH Corporation                                         8

Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.                     9

Escrow Agreement                                                        10

Addendum to Escrow Agreement                                             11

Cashier's Check for Purchase Price                                      12

Receipt                                                                 13


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                      LICENSE AND ASSET PURCHASE AGREEMENT

         This LICENSE AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 27, 1998 (the "Effective Date"), by and between Global MAINTECH Corporation, a Minnesota corporation ("GMC"), and Infinite Graphics Incorporated, a Minnesota corporation ("IGI").

         WHEREAS, IGI owns all right, title and interest in and to those certain software products known as PAR/ICE, ParCAM, CHECKMATE (PAR for Design) and four additional CAD/CAM products known as 2100, ProCADD, ProFLEX and ProCHEM and certain other software products known as Translators, in addition to certain other assets (described more fully below); and

         WHEREAS, GMC desires (1) to license the software products known as PAR/ICE, ParCAM, CHECKMATE (PAR for Design) on an exclusive basis and (2) to license the CAD/CAM products known as 2100, ProCADD, ProFLEX and ProCHEM and certain other software products known as Translators, Extract, Gerb Edit and Core Programs to such software on a nonexclusive basis and (3) to buy certain assets related to the foregoing software products on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

         Section 1. Definitions. As used herein, the following terms shall have the following meanings:

         "INTELLECTUAL PROPERTY RIGHTS" means all rights, title and interest in and to all patents and patent applications, trade secret rights, copyrights and know-how, all related filings, registrations, and the like in the United States and all foreign countries.

          "INVENTORY" means the finished goods inventory as identified on Exhibit A for the Exclusive Software on the Closing Date (as hereinafter defined), as well as shipping and packaging inventory for such software that exists on the Closing Date.

         "LIENS" means mortgages, deeds of trust, pledges, taxes, security interests, liens, leases, licenses, liabilities, encumbrances, costs, charges and claims of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise (including, without limitation, any agreement to give any of the foregoing).

         "MARKETING MATERIALS" means substantially all of the following materials pertaining to the Exclusive Software and the Nonexclusive Software:
(a) preexisting customer lists and databases, including all customer and technical support (bug

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information) databases; (b) lists of IGI distributors and dealers authorized to sell copies of the Exclusive Software and the Nonexclusive Software; (c) training materials; and (d) advertising and promotional materials.

         "MARKS" means all of IGI's rights in each of the PAR/ICE, ParCAM, CHECKMATE (PAR for Design), 2100, ProCADD, ProFLEX and ProCHEM and Translator names, and the business and goodwill of IGI associated with each such trademark. "Marks" does not refer to any other trademark or name of IGI.

         "EXCLUSIVE SOFTWARE" means IGI's software products known as PAR/ICE, ParCAM, CHECKMATE (PAR for Design) in existence immediately prior to the Closing Date and documentation therefor as more specifically described on ExhibitA, including without limitation, all Intellectual Property Rights therein, all documents, programs, processes, associated results and copies constituting, describing or relating to such software programs, including without limitation, descriptions, specifications, source and object code therefor, source materials and the like.

         "NONEXCLUSIVE SOFTWARE" means IGI's CAD/CAM products known as 2100, ProCADD, ProFLEX and ProCHEM and certain other software products known as Translators to such software in existence immediately prior to the Closing Date and documentation therefor as more specifically described on ExhibitB, including without limitation, all Intellectual Property Rights therein, all documents, programs, processes, associated results and copies constituting, describing or relating to such software programs, including without limitation, descriptions, specifications, source and object code therefor, source materials and the like. Without limiting the foregoing, the Exclusive Software and the Nonexclusive Software shall include any and all modifications, enhancement and improvements developed by or on behalf of IGI as of the Closing Date, including but not limited to the source code thereof.

         "LICENSED ASSETS" means the Exclusive Software, the Nonexclusive Software and the Marks.

         "TRANSFERRED ASSETS" means the Marketing Materials, Inventory, cash relating to IGI's deferred revenue as of the Closing Date that relates to the Exclusive Software, cash relating to the accrued vacation liability of the Transition Team members and the other tangible assets described on Exhibit B. The parties agree that the Transferred Assets are valued at $278,446, excluding cash.

         Section 2. License and Sale of Transferred Assets.

                  2.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, IGI hereby agrees to sell, grant, transfer, convey, assign and deliver to GMC, and GMC agrees to purchase, on the Closing Date, all of IGI's right, title and interest in and to the Transferred Assets; provided,

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however, that IGI may, at its option, deliver cash in an amount equal to the amount of the deferred revenue and vacation liability, which exists as of the Closing Date, to GMC within 180 days after the Closing.

                  2.2 Closing. The closing of the license grant and the sale of the Transferred Assets shall take place at the offices of Dorsey & WhitneyLLP, 220 South Sixth Street, Minneapolis, Minnesota, at 2:00 p.m., Minneapolis time, on February 27,1998 (the "Closing Date") or at such other place or different time or day as may be mutually acceptable to GMC and IGI. At the closing, IGI shall execute and deliver to GMC the Bill of Sale and Assignment of Assets in substantially the form of Exhibit C, and GMC shall deliver to IGI the Initial Payment (as defined below), in immediately available funds by cashier's check, pursuant to Section2.3.

                  2.3 Consideration.

                  (a) The aggregate purchase price to be paid in respect of the transactions contemplated hereby shall be up to a maximum of $4,000,000 and shall consist of up to three payments: the Initial Payment, the Escrow Payment (as defined below) and the Earn Out Payment (as defined below) (the "Purchase Price"). These three payments shall be made as follows:

                           (i) On the Closing Date, GMC shall pay $500,000,
                  which payment is referred to herein as the "Initial Payment."

                           (ii) On the Closing Date, GMC also shall deposit
                  $200,000 (the "Escrow Payment") into an escrow account managed by BankWindsor (the "Escrow Agent"). The Escrow Payment shall be disbursed as follows: (A) if the average monthly revenue from the sale of the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) and maintenance and services with respect to such sales by GMC and IGI that relate to the Exclusive Software line of business, including sales of hardware, services, the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) exceeds $112,500 during the first four full calendar months following the Closing Date, then the Escrow Payment promptly shall be released to IGI; or (B)in the event the contingency described in (A) is not satisfied upon the expiration of the fourth full calendar month following the Closing Date, then if the average monthly revenue from the sale of the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) and maintenance and services with respect to such sales by GMC and IGI that relate to the Exclusive Software line of business, including sales of hardware, services, the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) exceeds $120,000 during any period consisting of the first five, six, seven or eight full calendar months following the Closing Date, then the

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                  Escrow Payment promptly shall be released to IGI; or (C) in the event none of the contingencies described in (A) or (B) are satisfied upon the expiration of the eighth full calendar month following the Closing Date, then the Escrow Payment promptly shall be released to GMC. Notwithstanding the foregoing, all interest earned on the Escrow Payment shall be paid to GMC upon disbursement of the principal amount of the Escrow Payment.

                           (iii) Subject to the limit on the maximum purchase
                  price payable, GMC also shall pay IGI an amount equal to (A) 144 multiplied by the average monthly net income after taxes derived from all sales by GMC and IGI that relate to the Exclusive Software line of business, including sales of hardware, services, the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) during the first 15 full calendar months following the Closing Date (the "Earn Out Period"), (B) minus the amount paid to IGI pursuant to the aggregate of the Initial Payment and the Escrow Payment (e.g., $700,000 if the Escrow Payment is ultimately disbursed to IGI) and (C) minus any deferred revenue liability or vacation liability assumed by GMC pursuant to Section 2.7 of this Agreement and not paid to GMC by IGI. For purposes of this Agreement, such net income shall be calculated in accordance with generally accepted accounting principles, consistently applied, subject to the adjustments, clarifications and exceptions listed on Exhibit D. Furthermore, GMC shall provide a statement showing such net income after taxes for each month during the Earn Out Period to IGI within 30 days after the end of each month during such period.

                  2.4 Allocation of Purchase Price. GMC and IGI have allocated the Purchase Price among the Transferred Assets and the Licensed Assets as set forth on Exhibit E hereto, which exhibit shall be updated as of the Closing Date in such a manner as determined by GMC, subject to IGI's consent (which shall not be unreasonably withheld) after taking into account any appraisals which may be obtained by GMC, the applicable Treasury Regulations and the fair market value of such items. GMC shall prepare for filing all federal and state tax returns that may be required to be filed with respect to the transaction provided for herein. IGI shall provide information that may be required by GMC for the purpose of preparing such tax returns and tax information on a basis that is consistent with such tax returns prepared by GMC.

                  2.5 License Agreement. Concurrent with the execution of this Agreement and as a condition to its effectiveness, GMC and IGI shall enter into a license agreement substantially in the form attached hereto as Exhibit F (the "License Agreement").

                  2.6 Taxes. The Purchase Price is exclusive of, and GMC shall pay all excise, sales, value-added, use, registration, stamp, transfer and other like taxes

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imposed or levied by reason of this Agreement and the transactions contemplated hereby.

                  2.7 Assumed Liabilities. GMC hereby assumes and agrees to pay, perform and discharge, effective as of the Closing Date, all obligations and liabilities arising on or after the Closing Date under only (a) those liabilities relating to accrued vacation of Transition Team members; (b) those liabilities relating to deferred revenue of IGI's Exclusive Software line of business in existence on the Closing Date and (c) those software support and license agreements relating to the Exclusive Software, which are identified on ExhibitG (the "Assumed Contracts"). The foregoing assumed obligations and liabilities are hereinafter referred to collectively as the "Assumed Liabilities." Except for the Assumed Liabilities or as otherwise expressly contemplated herein, GMC shall not assume or have any responsibility for any liability, obligation or commitment of IGI of any nature, whether now or hereafter existing and whether or not related to the Licensed Assets or the Transferred Assets, and IGI shall retain all such liabilities, obligations or commitments (the "Retained Liabilities").

                  2.8 Retained Assets. IGI shall retain, and GMC shall not purchase, all cash, accounts receivable and capitalized software related to IGI's Exclusive Software line of business and all of its Intellectual Property Rights, which exists as of the Closing Date.

         Section 3. Representations and Warranties of GMC. GMC represents and warrants to IGI as follows:

                  3.1 Corporate Power. GMC has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by GMC pursuant to the terms hereof and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

                  3.2 Authorization. All corporate action on the part of GMC, necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken. This Agreement and any other agreements contemplated hereby, when executed and delivered by GMC, will constitute valid and binding obligations of GMC enforceable in accordance with their respective terms.

         Section 4. Representations and Warranties of IGI. IGI represents and warrants to GMC as follows:

                  4.1 Organization and Standing; Articles and Bylaws. IGI is a corporation duly organized and existing under, and by virtue of, the laws of the state of Minnesota and is in good standing under such laws. IGI has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. IGI is duly

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qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

                  4.2 Corporate Power. IGI has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by IGI pursuant to the terms hereof and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

                  4.3 Authorization. All corporate action on the part of IGI necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken and no other proceedings on the part of the Company or the shareholders are necessary to authorize the execution, delivery and performance of this Agreement and any other agreements contemplated hereby. This Agreement and any other agreements contemplated hereby, when executed and delivered by IGI, will constitute valid and binding obligations of IGI enforceable in accordance with their respective terms.

                  4.4 No Conflict. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of IGI to permit the consummation of the transactions contemplated by this Agreement (including without limitation the transfer to GMC of all right, title and interest in and to the Transferred Assets and the licensing of the Licensed Assets to GMC).

                  4.5 Litigation. There is no litigation, investigation, arbitration or other proceeding pending or, to the knowledge of IGI, threatened against IGI, the Licensed Assets or the Transferred Assets the result of which would have a material adverse effect on the Licensed Assets or the Transferred Assets.

                  4.6 Title. IGI has good and marketable title to all of the Licensed Assets and the Transferred Assets, and all of the Licensed Assets and the Transferred Assets are hereby transferred and licensed, respectively, to GMC free and clear of restrictions on or conditions to transfer, license or assign and free and clear of any Liens, other than the Assumed Contracts. The Licensed Assets and the Transferred Assets constitute all the necessary assets to operate the Exclusive Software line of business.

                  4.7 Copyrights, Trademarks and Patents. (a) IGI owns and possesses all right, title and interest in and to the Licensed Assets and the Transferred Assets free and clear of all Liens and has the full right to exploit the Intellectual Property Rights associated with the Licensed Assets and the Transferred Assets without payment of compensation to any other party; (b)
Schedule 4.7 describes all material agreements granting to third parties any rights in the Intellectual Property Rights relating to the Exclusive Software;
(c) all licenses of such Intellectual Property Rights will be assumed by, and will become valid agreements of, GMC without the

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requirement that any consent to assignment be obtained or any payment be made
(other than future royalties as provided in such agreements); (d) IGI, to its knowledge, has taken all commercially reasonable steps to acquire, protect and maintain the Intellectual Property Rights associated with the Licensed Assets and the Transferred Assets; (e) IGI has not received any notice of, nor are there any facts known to IGI which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to such Intellectual Property Rights or any such Intellectual Property Rights that are exclusively licensed to IGI; (f) no claim by any third party contesting the validity of any such Intellectual Property Rights has been made, is currently outstanding or, to the best knowledge of IGI, is threatened; (g) IGI has not received any notice of any infringement, misappropriation or violation by IGI of any intellectual property rights of any third parties and IGI, to its knowledge, has not infringed, misappropriated or otherwise violated any such intellectual property rights; (h) to the knowledge of IGI, no infringement, misappropriation or violation of any intellectual property rights of any third parties has occurred or will occur with respect to any of the Exclusive Software or the Nonexclusive Software; and (i) IGI has not entered into any agreement restricting IGI from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

                  4.8 Compliance with Other Instruments. To the extent that any of the following would have a material adverse effect on the ability of IGI to consummate the transactions contemplated by this Agreement: (a) IGI is not in violation of any term of its Articles of Incorporation or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to IGI and (b) the execution, delivery and performance of and compliance with this Agreement and any other agreements contemplated hereby, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, or result in the creation of, any Lien upon any of the properties or assets of IGI, and there is no such violation or default that materially and adversely affects the business of IGI as conducted or as proposed to be conducted, or any of the properties or assets of IGI.

                  4.9 Bankruptcy Proceedings. No petition has been filed by or against IGI for relief under any applicable bankruptcy, insolvency or similar law; no decree or order for relief has been entered in respect of IGI, voluntarily or involuntarily, under any such law; and no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to IGI or its assets and liabilities pursuant to any such law. No warrant of attachment, execution or similar process has been executed against IGI or any of its assets or properties. IGI has not made any assignment for the benefit of creditors.

                  4.10 Software. Each and every source code provided to GMC by IGI pursuant to this Agreement for each of the current versions of the Exclusive

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Software and the Nonexclusive Software shall be true and correct and complete as of the Closing Date.

                  4.11 Employees. To the best of IGI's knowledge, (a)no member of the Transition Team (as defined in Section 6.3) has any plans to terminate his or her employment; (b)IGI has complied, in all material respects, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c)IGI has no labor relations problem pending, and IGI's labor relations are, in its judgment, satisfactory; (d)there are no workers' compensation claims pending against IGI nor is IGI aware of any facts that would give rise to such a claim; (e)no member of the Transition Team is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business associated with the Licensed Assets and the Transferred Assets; and
(f)no employee or former employee of IGI has any claim with respect to any Intellectual Property Rights contained in the Licensed Assets or the Transferred Assets. The names and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each member of the Transition Team, as of the Closing Date, is listed in the attached Schedule 4.11. Such Schedule also contains a complete list of all employee benefits to which such members are eligible as of the Closing Date.

                  4.12 Third Party Warranties. Except as disclosed on Schedule 4.12, with respect to the Licensed Assets and the Transferred Assets, IGI has not given any warranty to any third party that provides greater rights than the warranty it is giving to GMC in Section 5.

         Section 5. No Warranty. GMC ACKNOWLEDGES THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 HEREOF, IGI TRANSFERS THE TRANSFERRED ASSETS "AS IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES REGARDING FUNCTIONALITY, PERFORMANCE, USE, OPERATION OR SPECIFICATIONS, AND WITHOUT EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. EXCEPT AS PROVIDED IN ARTICLE 7, IN NO EVENT SHALL IGI BE LIABLE TO GMC FOR LOSS OF PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

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         Section 6. Additional Agreements.

                  6.1 Confidentiality. Each of the parties hereto hereby agrees to keep any information or knowledge obtained pursuant to any provision of this Agreement, or the negotiation and execution hereof or the effectuation of the transactions contemplated hereby, confidential; provided, however, that (a) after the Closing Date, GMC shall have no obligation to keep confidential any information or knowledge relating to the Transferred Assets, (b) after the Closing Date, IGI shall have an obligation to keep confidential all information and knowledge relating to the Transferred Assets, other than as is reasonably necessary to permit IGI to continue operating its Precision Graphics business, and (c)the foregoing shall not apply to information or knowledge which (i) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party and not subject to a confidentiality obligation, (ii) is generally known to the public and did not become so known through any violation of law or this Agreement, (iii) became known to the public through no fault of such party, (iv) is later lawfully acquired by such party from other sources, (v) is required to be disclosed by order of court or government agency with subpoena powers or pursuant to SEC public disclosure requirements or (vi) is disclosed in the course of any litigation between any of the parties hereto; provided, further, that confidentiality matters that arise with respect to the Licensed Assets will be governed by the License Agreement. The parties shall take reasonably steps to ensure that their respective employees and consultants are aware of and abide by the confidentiality obligation of this Section 6.1.

                  6.2 Transaction Costs. Each party shall be responsible for its own costs, expenses and claims (including attorneys' and broker's fees) arising out of its negotiation, execution and performance of this Agreement and all transactions contemplated hereby.

                  6.3 Transition Period. On the Closing Date, the individuals listed on Schedule 4.11 (the "Transition Team") shall become the employees of GMC but shall continue to work at IGI's facility until further notice from GMC. From the Closing Date until the earlier to occur of the expiration of the 15-month period described in Section 2.3(b), the 91st day after GMC's delivery of written notice to IGI of GMC's intent to transfer all operations relating to the Licensed Assets and the Transferred Assets to GMC or the mutual agreement of the parties with respect to such transfer (the "Transition Period"), IGI shall continue to manage the day-to-day operation of the business relating to the Licensed Assets and the Transferred Assets, including marketing, sales, billing and the development of enhanced versions of the Exclusive Software and the Nonexclusive Software for the benefit and pursuant to the instructions of GMC. Notwithstanding the foregoing, GMC shall provide IGI with commercially reasonable assistance in its sales and marketing efforts with respect to the Exclusive Software and the Nonexclusive Software and shall use its best efforts to develop a graphical user interface (the "GUI") to be used in connection with the Exclusive Software and the Nonexclusive Software by GMC and IGI.

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During the Transition Period, GMC shall reimburse IGI for its reasonable expenses, which are of the type listed in Schedule 6.3.

                  6.4 Customer Transition. Both GMC and IGI will use commercially reasonable efforts to implement a smooth transition of operations to GMC with the intent that any customers who acquire any Exclusive Software or Nonexclusive Software (including any subsequent derivations thereof) either before or after the Closing Date will experience as little disruption or delay in supply, support or service as is reasonably practicable; provided, however, that (a) in the absence of willful misconduct or gross negligence on IGI's part, no claim shall be made by GMC with respect to IGI's alleged noncompliance in connection with this Section 6.5, and (b) in the absence of willful misconduct or gross negligence on the part of GMC, no claim shall be made by IGI with respect to GMC's alleged noncompliance in connection with this Section 6.5. At the request of GMC, IGI will notify its dealers and distributors that IGI will no longer offer the Exclusive Software, and that GMC will now offer the Exclusive Software; provided, however, that IGI and/or the Transition Team will fill orders for the Exclusive Software on behalf of GMC during the Transition Period.

                  6.5 Confidentiality of Transition Team. Each Transition Team member will execute a confidentiality agreement with GMC, in a form and substance that is mutually acceptable to GMC and IGI, prior to becoming a member of the Transition Team. IGI will be a third party beneficiary of such agreement with respect to proprietary information obtained from IGI by Transition Team members during the Transition Period. Concurrent with the execution of this Agreement and as a condition to its effectiveness, IGI hereby waives and agrees to use its best efforts to obtain a waiver from each member of the Transition Team of any provision of the agreements described in Section 4.11(e) that is in contravention with this Agreement and the transactions contemplated thereby.

                  6.6 Earn Out Payment Calculation and Payment. The parties will agree as to the amount of the Earn Out Payment within 45 days after the Earn Out Period based upon the calculations set forth in Section 2.3(iii) of this Agreement. If the parties are unable to agree as to such amount within such 45-day period, either party may submit such dispute to arbitration which will be decided within 60 days of the commencement of such arbitration pursuant to
Section 10.2 of this Agreement. GMC shall pay the Earn Out Payment to IGI within 30 days after determination of such amount, whether such determination is by mutual agreement of the parties or pursuant to arbitration. If GMC does not pay the Earn Out Payment to IGI within such 30-day period, then the License Agreement shall automatically terminate, ownership of the Transferred Assets will automatically revert to IGI without further action by either party and IGI may seek specific enforcement of the arbitrator's decision regarding payment of the Earn Out Payment in any court of competent jurisdiction, pursuant to Section
10.2 of this Agreement. Furthermore, in such event, GMC will execute such agreements and other instruments and perform such acts as IGI may reasonably request to vest all right, title and interest in the

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Transferred Assets in IGI. Notwithstanding the terms of this Section 6.7, payment of the Earn Out Payment by GMC to IGI is subject to the terms of Section 10 of the License Agreement.

                  6.7 Subsequent Actions; Further Assurances. Each party agrees to (a)cooperate fully with the other party, (b) execute such further instruments, documents and agreements, (c) give such further written assurances to evidence the transaction contemplated hereby and (d) make physical delivery of any tangible Transferred Assets not already delivered or made reasonably available to GMC as may be reasonably requested to evidence and reflect the transactions described herein and contemplated hereunder; provided, however, that any such request shall be at the expense of the party making such request and shall be accomplished by the party making such request taking all necessary action to minimize the effort required by the party receiving such request.

                  6.8 Bulk Sales. GMC hereby agrees to waive the requirement, if any, that IGI comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement; provided, however, that IGI agrees to indemnify and hold harmless GMC with respect to any noncompliance with such laws and GMC's waiver with respect thereto.

         Section 7. Indemnification.

                  7.1 Agreement to Indemnify. IGI agrees to, and hereby does, indemnify and hold GMC harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses (individually, a "GMC Loss"; and collectively, "GMC Losses") incurred by GMC as a result of any inaccuracy in or breach of a representation or warranty of IGI contained in this Agreement. Similarly, GMC agrees to, and hereby does, indemnify and hold IGI harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses (individually, an "IGI Loss"; and collectively, "IGI Losses") incurred by IGI as a result of any inaccuracy in or breach of a representation or warranty of GMC contained in this Agreement.

                  7.2 Procedure for Indemnification.

                  (a) In the event that GMC or IGI shall incur or suffer a GMC Loss or an IGI Loss, respectively, in respect of which indemnification may be sought by such party pursuant to the provisions of this Article 7, such party shall assert a claim for indemnification by written notice (a "Notice") to the other party briefly stating the nature and basis of such claim. In the case of Losses arising by reason of any third-party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the first party.

                  (b) In the case of third-party claims for which indemnification is sought, the indemnifying party shall have the option
         (i) to conduct any proceedings or negotiations in connection therewith,
         (ii) to take all other steps to settle or defend any such claim and
         (iii) to employ counsel to contest any such claim or liability in the name of the indemnified party or otherwise; provided, however, that the indemnifying party shall notify the indemnified party of its intentions with respect to any of the foregoing within 30 days after receipt of notice of any such claims. In any event, the indemnified party shall be entitled to participate at its own expense with its own counsel in any proceedings relating to any third-party claim, including without limitation settlement negotiations. The parties agree to cooperate reasonably with each other in connection with the defense of any claim. IGI will have no liability to GMC for any breach of representations and warranties based on (i)modification of the Exclusive Software and the Nonexclusive Software or (ii) the combination or use of the Exclusive Software and the Nonexclusive Software with software or any equipment or process not furnished by IGI if such infringement would have been avoided by the use of the Exclusive Software and the Nonexclusive Software alone.

                  7.3 Sole Remedy. The provisions of this Article 7 and Section10.2 constitute the sole remedy of a party for any breach of a representation or warranty by the other party.

         Section 8. Conditions to Closing. The obligations of GMC under Article 2 are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless GMC agrees in writing to waive such conditions:

                  8.1 Assignment of Assumed Contracts. IGI shall have caused the Assumed Contracts to be assigned to GMC and shall deliver to GMC evidence of such assignments, in form and substance satisfactory to GMC.

                  8.2 Approval of Transition Team. The proposed members of the Transition Team shall be acceptable to GMC.

                  8.3 List of Transferred Assets and Employee Names. At the closing, IGI shall deliver to GMC a true and complete list of the Transferred Assets and an organizational chart describing the names and titles of all employees of IGI's Exclusive Software line of business as of the Closing Date.

                  8.4 Source Codes. At the closing, IGI shall deliver to GMC on electronic media a complete copy of the source codes for each of the current versions of the Exclusive Software and the Nonexclusive Software.

                  8.5 Opinion of IGI's Counsel. GMC shall have received from IGI's legal counsel a written opinion, dated as of the Closing Date, addressed to GMC and satisfactory to GMC's legal counsel.

                  8.6 Board Approval. The Boards of Directors of GMC and IGI shall have approved this Agreement and the transactions contemplated hereby. Such approvals shall not have been modified or rescinded.

                  8.7 License Agreement. GMC and IGI shall have entered into the License Agreement pursuant to Section 2.5 of this Agreement.

         Section 9. Noncompete Covenant. For a period of five years after the Closing Date, IGI shall not, directly or indirectly, distribute, market, promote or otherwise provide to any third parties any software that is competitive with the business relating to the Exclusive Software, as such business exists immediately after the Earn Out Period, unless GMC consents to the sale of such software, except as may be otherwise provided in Section 3.1 of the License Agreement.

         Section 10. General Provisions.

                  10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law rules.

                  10.2 Arbitration.

                  (a) In General. Except as otherwise expressly set forth herein, any controversy or claim arising out of or relating to this Agreement, or breach thereof shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date first written above (the "Arbitration Rules"). The place of arbitration shall be Minneapolis, Minnesota, U.S.A. The arbitration shall be conducted in the English language by a sole arbitrator appointed in accordance with the Arbitration Rules.

                  (b) Attorney's Fees. All reasonable attorney's fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the arbitrator, or as otherwise ordered by the arbitrator. On the application of such prevailing party before or after the initial decision of the arbitrator, and proof of its attorneys' fees and costs, the arbitrator shall order the other party to the arbitration to make the payments provided for in the preceding sentence; provided, however, that if neither party prevails entirely, the arbitrator may, in his or her sole discretion, assess any part of such attorneys' fees and costs against a specified party.

                  (c) Binding Character. Any decision rendered by any arbitrator pursuant to this Section 10.2 shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The parties specifically agree that any arbitrator shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

                  (d) Confidentiality. Neither party, nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

                  (e) Exclusivity. Except as provided in Section 10.2(f), arbitration shall be the exclusive method available for resolution of controversies and claims described in this Section 10.2, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding in any court or before any administrator or arbitrator with respect to any such controversy or claim. The provisions of this Section 10.2 shall survive the termination or expiration of this Agreement.

                  (f) Certain other Remedies. Notwithstanding the terms of this
         Section 10.2 or any provision to the contrary in the Arbitration Rules, at any time before and after arbitration is initiated pursuant to the Arbitration Rules, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party's obligation to arbitrate all disputes under this Section
         10.2 or infringe upon the powers of any arbitrator. The parties hereby consent to the non-exclusive jurisdiction of the U.S. District Court for the District of Minnesota.

                  10.3 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                  10.4 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto which are hereby incorporated by reference, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

                  10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (including by commercial delivery service) or mailed by registered or certified mail (return receipt requested) or sent via facsimile transmission (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to IGI, to:                          with a copy to:

     Infinite Graphics Incorporated          Gray, Plant, Mooty, Mooty & Bennett
     4611 East Lake Street                   3400 City Center
     Minneapolis, Minnesota  55406           33 South Sixth Street
     Attention: Clifford F. Stritch, Jr.     Minneapolis, Minnesota 55402-3796
     Facsimile No.:  612/721-3802            Attention: Robert P. Larson
                                             Facsimile No.:  612/333-0066

     if to GMC, to:                          with a copy to:

     Global MAINTECH Corporation             Dorsey & Whitney LLP
     6468 City West Parkway                  2200 South Sixth Street
     Eden Prairie, Minnesota  55344          Minneapolis, Minnesota 55402
     Attention: DavidH. McCaffrey            Attention: Kenneth L. Cutler
     Facsimile No.: 612/944-3311             Facsimile No.: 612/340-8738

Notice shall be deemed given upon personal delivery thereof or, if sent other than by personal delivery, at the earlier of its receipt or 72 hours after deposit postage prepaid in the U.S. mail or 72 hours after the complete transmission thereof by facsimile transmission, as applicable.

                  10.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereunder upon any breach or default of GMC or IGI under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any such holder, shall be cumulative and not alternative.

                  10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

                  10.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

                  10.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

         The parties hereto have caused this Agreement to be executed as of the day and year first set forth above.

GLOBAL MAINTECH CORPORATION                    INFINITE GRAPHICS INCORPORATED


By  /s/ illegible signature                    By  /s/ illegible signature
   -----------------------------                  ----------------------------
    Its Chief Executive Officer                    Its Chief Executive Officer



EXHIBITS
--------
Exhibit A     Inventory and Exclusive Software
Exhibit B     Marks, Nonexclusive Software and Transferred Assets
Exhibit C     Bill of Sale and Assignment of Assets
Exhibit D     Net Income after Taxes:  Adjustments, Clarification and Exceptions
Exhibit E     Allocation of Purchase Price
Exhibit F     License Agreement
Exhibit G     Assumed Contracts

SCHEDULES
Schedule 4.7
Schedule 4.11
Schedule 4.12
Schedule 6.3